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Exhibit 5.1

August 20, 2014

NGL Energy Partners LP
6120 S. Yale, Suite 805
Tulsa, Oklahoma 74136

  Re:
  NGL Energy Partners LP and NGL Energy
   Finance Corp. Registration Statement on Form S-4.

Ladies and Gentlemen:

        We have acted as special counsel to NGL Energy Partners LP, a Delaware limited partnership (the "Partnership"), and NGL Energy Finance Corp., a Delaware corporation ("NGL Finance" and, together with the Partnership, the "Issuers"), in connection with the public offering of (i) $450,000,000 aggregate principal amount of the Issuers' 6.875% Senior Notes due 2021 (the "2021 Exchange Notes"), which are to be guaranteed pursuant to guarantees thereof (the "2021 Guarantees") by each of the subsidiaries of the Partnership that is listed in Exhibit A hereto (the "Guarantors"), and (ii) $400,000,000 aggregate principal amount of the Issuers' 5.125% Senior Notes due 2019 (the "2019 Exchange Notes" and, together with the 2021 Exchange Notes, the "Exchange Notes"), which are to be guaranteed pursuant to guarantees thereof (the "2019 Guarantees" and, together with the 2021 Guarantees, the "Guarantees") by each of the Guarantors. The Issuers and the Guarantors are referred to collectively herein as the "Obligors."

        The 2021 Exchange Notes are to be issued under the 2021 Notes Indenture (as defined below) pursuant to an exchange offer (the "2021 Notes Exchange Offer") by the Issuers, in exchange for a like principal amount of the Issuers' issued and outstanding 6.875% Senior Notes due 2021 (the "Original 2021 Notes"), as contemplated by the 2021 Registration Rights Agreement (as defined below). The 2019 Exchange Notes are to be issued under the 2019 Notes Indenture (as defined below) pursuant to an exchange offer (the "2019 Notes Exchange Offer" and, together with the 2021 Notes Exchange Offer, the "Exchange Offers") by the Issuers, in exchange for a like principal amount of the Issuers' issued and outstanding 5.125% Senior Notes due 2019 (the "Original 2019 Notes"), as contemplated by the 2019 Registration Rights Agreement (as defined below).

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

  (i)
  the registration statement on Form S-4 of the Obligors (File Number 333-197341), filed with the Securities and Exchange Commission (the "SEC") on July 10, 2014, as amended by Amendment No. 1 thereto filed with the SEC on August 20, 2014 (such registration statement, as so amended, the "Registration Statement");

  (ii)
  the Registration Rights Agreement dated as of October 16, 2013 (the "2021 Registration Rights Agreement") among the Issuers, the subsidiaries of the Partnership party thereto and the initial purchasers party thereto;

  (iii)
  the Registration Rights Agreement dated as of July 9, 2014 (the "2019 Registration Rights Agreement") among the Issuers, the subsidiaries of the Partnership party thereto and the initial purchasers party thereto;

  (iv)
  the Indenture dated as of October 16, 2013 among the Issuers, the subsidiaries of the Partnership party thereto and U.S. Bank National Association, as trustee (the "Trustee"), as amended and supplemented by the First Supplemental Indenture thereto dated as of December 2, 2013 among the Issuers, the subsidiaries of the Partnership party thereto and the Trustee, and the Second Supplemental Indenture thereto dated as of April 22, 2014 among the Issuers, the subsidiaries of the Partnership party thereto and the Trustee (such indenture, as so amended and supplemented, being referred to herein as the "2021 Notes Indenture");

  (v)
  the Indenture dated as of July 9, 2014 (the "2019 Notes Indenture" and, together with the 2021 Notes Indenture, the "Indentures") among the Issuers, the subsidiaries of the Partnership party thereto and the Trustee;

  (vi)
  the form of the 2021 Exchange Notes attached as an exhibit to the 2021 Notes Indenture; and

  (vii)
  the form of the 2019 Exchange Notes attached as an exhibit to the 2019 Notes Indenture.

        We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Obligors and such agreements, certificates of public officials, certificates of officers or other representatives of the Obligors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In rendering the opinions set forth below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals, (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies, (v) the authenticity of the originals of such latter documents and (vi) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

        We note that each of the Indentures (including the Guarantees set forth therein) and each of the Exchange Notes includes a provision stating that such instrument shall be governed by the laws of the State of New York. We also note that the Issuers are organized under the laws of the State of Delaware and, as indicated in Exhibit A hereto, certain of the Guarantors are organized under the laws of the State of Delaware or the State of Texas. We refer to such Guarantors as the "Applicable Guarantors." Furthermore, we refer to the Issuers and the Applicable Guarantors collectively herein as the "Applicable Obligors."

        In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto (other than the Applicable Obligors) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties (other than the Applicable Obligors) of such documents and that, except as set forth in the opining paragraphs below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties (other than the Applicable Obligors).

        The opinions expressed herein are limited solely to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Exchange Offers and the Exchange Notes, (ii) the laws of the State of Texas, (iii) the General Corporation Law of the State of Delaware, (iv) the Delaware Revised Uniform Limited Partnership Act and (v) the Delaware Limited Liability Company Act (including in the cases of the immediately preceding clauses (iii), (iv) and (v), the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws or acts). We express no opinion concerning any other laws.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

  1.
  When the 2021 Exchange Notes (in the form examined by us) have been duly executed by the Issuers, authenticated by the Trustee in accordance with the terms of the 2021 Notes Indenture and issued and delivered upon consummation of the 2021 Notes Exchange Offer against receipt of Original 2021 Notes surrendered in exchange therefor in accordance with the terms of the 2021 Notes Exchange Offer, the 2021 Registration Rights Agreement and the 2021 Notes Indenture, (1) the 2021 Exchange Notes will constitute valid and legally binding obligations of the Issuers and (2) the 2021 Guarantees will constitute valid and legally binding obligations of the Guarantors.

  2.
  When the 2019 Exchange Notes (in the form examined by us) have been duly executed by the Issuers, authenticated by the Trustee in accordance with the terms of the 2019 Notes Indenture and issued and delivered upon consummation of the 2019 Notes Exchange Offer against receipt of Original 2019 Notes surrendered in exchange therefor in accordance with the terms of the 2019 Notes Exchange Offer, the 2019 Registration Rights Agreement and the 2019 Notes Indenture, (1) the 2019 Exchange Notes will constitute valid and legally binding obligations of the Issuers and (2) the 2019 Guarantees will constitute valid and legally binding obligations of the Guarantors.

        Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. Furthermore, (a) we express no opinion regarding the validity or effect of any provision purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts or purporting to limit the use of either of the Indentures in interpreting any other indenture, loan or debt agreement or vice versa, and (b) certain of the waivers included in either of the Indentures relating to the guaranties by the guarantors that may become party thereto may be unenforceable in whole or in part.

        We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,
/s/ Andrews Kurth LLP

 Exhibit A

Guarantors

Name of Guarantor	State or other jurisdiction of incorporation or organization
NGL Energy Operating LLC	Delaware
NGL Crude Logistics, LLC	Delaware
NGL Propane, LLC	Delaware
NGL Liquids, LLC	Delaware
NGL Crude Transportation, LLC	Delaware
NGL Crude Cushing, LLC	Oklahoma
High Sierra Crude Oil & Marketing, LLC	Colorado
High Sierra Energy, LP	Delaware
High Sierra Energy Operating, LLC	Colorado
High Sierra Compression LLC	Colorado
NGL Crude Pipelines, LLC	Oklahoma
NGL Energy Logistics, LLC	Delaware
NGL Energy Holdings II, LLC	Delaware
NGL Crude Terminals, LLC	Delaware
Lotus Oilfield Services, LLC	Texas
Andrews Oil Buyers, Inc.	Texas
NGL Crude Canada Holdings, LLC	Colorado
NGL Marine, LLC	Delaware
Petro Source Terminals, LLC	Texas
High Sierra Transportation, LLC	Colorado
Osterman Propane, LLC	Delaware
Hicksgas, LLC	Delaware
NGL-NE Real Estate, LLC	Delaware
NGL-MA Real Estate, LLC	Delaware
NGL-MA, LLC	Delaware
Centennial Energy, LLC	Colorado
Centennial Gas Liquids, ULC	Alberta
NGL Shipping and Trading, LLC	Delaware
NGL Supply Terminal Company, LLC	Delaware
NGL Supply Wholesale, LLC	Delaware
NGL Water Solutions, LLC	Colorado
AntiCline Disposal, LLC	Wyoming
NGL Water Solutions DJ, LLC	Colorado
NGL Water Solutions Eagle Ford, LLC	Delaware
NGL Water Solutions Permian, LLC	Colorado

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  Exhibit 5.1
  Exhibit A
Guarantors